UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): May 18, 2007
Gen-Probe Incorporated
(Exact Name of Registrant as Specified in Charter)

Delaware	001-31279	33-0044608
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
10210 Genetic Center Drive
San Diego, CA 92121
(Address of Principal Executive Offices)

(858) 410-8000 (Registrant’s telephone number, including area code)
N/A (Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CRF 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On May 18, 2007, Niall M. Conway, Executive Vice President, Operations of Gen-Probe Incorporated (the “Company”), informed the Company of his intent to retire from the Company. On May 24, 2007, the Company entered into a Retirement Agreement with Mr. Conway (the “Retirement Agreement”) to provide for an orderly transition in connection with Mr. Conway’s retirement.
     The Retirement Agreement provides that Mr. Conway will continue to be employed by the Company in accordance with the terms of his employment agreement with the Company through September 7, 2007 (the “Retirement Date”). As of the Retirement Date, unless the employment agreement has been terminated in accordance with its terms prior thereto, Mr. Conway will receive an amount of $62,625 (reduced by applicable tax withholding), which sum is equal to Mr. Conway’s pro-rated target bonus under the Gen-Probe 2007 Employee Bonus Plan. Except for the bonus specified above, and Mr. Conway’s rights with respect to his stock options and restricted stock awards in accordance with the applicable plans and agreements, 401(k) balance and payment for accrued and unused vacation, no further amounts are due and owing from the Company in connection with Mr. Conway’s retirement.
     Following the Retirement Date, Mr. Conway has agreed to serve as a consultant to the Company through October 31, 2007. The Company will pay Mr. Conway a fixed retainer of $15,000 per month for each of September and October 2007. In the event Mr. Conway provides more than 32 hours of consulting services in either month, he will be paid at the rate of $325 per hour for such additional services.
     The description of the Retirement Agreement set forth herein is qualified in its entirety by reference to the actual terms of the Retirement Agreement, which is attached hereto as Exhibit 99.1.
Item 5.02(b). Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Please see the above disclosure regarding Niall M. Conway.
Item 9.01. Financial Statements and Exhibits.
     (d) The following exhibit is filed with this Current Report:
99.1	Retirement Agreement dated May 24, 2007 between the Company and Niall M. Conway.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gen-Probe Incorporated

	By:	/s/ R. William Bowen

Date: May 24, 2007		R. William Bowen
Vice President, General Counsel and Corporate Secretary

EXHIBITS

Exhibit
Number	Description
99.1	Retirement Agreement dated May 24, 2007 between the Company and Niall M. Conway.